EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Ritu Chandy, certify that:

1.	I am a duly authorized officer of BMW Financial Services NA, LLC;

2.
I have reviewed the terms of that certain Sale and Servicing Agreement, dated as of September 1, 2014 (the “Sale and Servicing Agreement”), among BMW Financial Services NA, LLC, as seller, servicer (in such capacity, the “Servicer”), administrator and custodian, U.S. Bank National Association, as indenture trustee, BMW FS Securities LLC, as depositor, and BMW Vehicle Owner Trust 2014-A, as issuer, and I have made, or have caused to be made under my supervision, a detailed review of the activities of the Servicer and the performance of its obligations under the Sale and Servicing Agreement during the period from January 1, 2017 to December 31, 2017; and

3.
to the best of my knowledge, based on the review described in paragraph 2 above, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects during the period from January 1, 2017 to December 31, 2017.

Dated:  March 23, 2018

By:	/s/ Ritu Chandy
Name: Ritu Chandy
Title: Vice President – Finance & CFO
BMW Financial Services NA, LLC